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September 25, 1998


Mr. George Mollo, Jr.
32 Amarillo Drive
Nanuet, NY  10954-1305

Dear George,

It is my pleasure to extend an offer of employment to you for the position of Senior Vice President, Merchandise Operations with the Lillian Vernon Corporation. Your salary will be $7,692.31 bi-weekly, which is $200,000.00 annualized. In this position, you will report to the Chairman and Chief Executive Officer, Lillian Vernon.

In this position, you shall have responsibility for Inventory Management and Control, Inventory Liquidation, Merchandise Assortment Planning for all catalogs, and full responsibility for all aspects of the Lilly's Kids and Neat Ideas/Kitchen catalogs. You will be a member of the Management Committee, the Merchandising and Marketing (M&M) Committee and the Merchandising, Operations, and Marketing (MOM) Committee.

You will participate in the Company's Executive Bonus Performance Unit Plan. You will be eligible to receive an annual bonus under this plan based upon your annual base salary for the bonus plan guidelines that are in effect for the fiscal year. As currently structured, you would be eligible to receive an annual bonus of up to forty percent (40%) of your annual base salary, prorated for five-twelfths of the current fiscal year, based upon Corporate and individual goals being met for the fiscal year.

The Company will grant to you, on the date of the commencement of your employment, non-qualified stock options for five thousand (5,000) shares of common stock which will vest and become exercisable over a three year period, one-third on each annual anniversary date of your employment, commencing with the one-year anniversary of your original date of employment. The exercise price shall be the closing price of the stock on the American Stock Exchange on the date of the commencement of your employment. This grant shall be made pursuant to the Company's Performance Unit, Restricted Stock, Non-Qualified Option and Incentive Stock Option Plan (the "Incentive Compensation Plan").

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You shall be eligible to receive further grants of options and stock under the
Incentive Compensation Plan, as appropriate for your position, as determined by the Compensation Committee of the Board of Directors.

The Company will provide you an automobile allowance of $5,000.00 per year, to be paid in the amount of $416.67 each month. You will be provided with a gas credit card, and will be reimbursed for maintenance repairs on this car. You will also be provided with appropriate automobile insurance, if the automobile is Company leased. You will receive a Supplemental Form W-2 at the end of the year for the use of this automobile, as required by applicable Internal Revenue Service regulations.

Your next salary review will be April 1, 2000, eighteen months from your start date and in line with the Vice Presidents' eighteen month review cycle.

You will be eligible to receive vacation, holidays and paid personal days in accordance with the Company's policies and practices. You will earn vacation at the rate of five days for each four months of service, during your first one and one-half years of service. As of January 1, 2000, you will be eligible for three weeks of vacation at the beginning of that year. In addition to eight defined holidays, you will receive two "floating holidays" each year.

Subject to management approval, you are also eligible for paid personal days off as needed for non-recurring situations.

You will be eligible to receive term life insurance coverage provided by the Company in the amount of $500,000.00.

You will be able to participate in all of the Company's employee benefit plans, now existing or hereinafter established, that are available generally to executives of the Company (including the Company's Profit Sharing Plan) as the same may be amended, supplemented, or terminated from time to time. Attached is a copy of a Benefits Summary for your review.

Should the Company determine that it wishes to terminate your employment without cause, you would be covered by the Company Severance Policy. Briefly stated the policy is if a Vice President separates from the Company for any reason other than cause, resignation, retirement or death, he/she would receive severance equal to a maximum of six (6) months pay plus one

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week's pay for each year of service, provided he/she has not secured other employment including compensation as a consultant. It is understood that he/she shall in good faith seek other employment. If employment is secured at a lower salary, the difference would be paid for the eligible period of time.

Based upon our conversations, your starting date will be around October 26, 1998.

This offer is valid provided it is accepted on or before October 2, 1998. If not accepted by said date, offer shall be deemed to be withdrawn.

If you have any questions regarding anything outlined in this letter, please call me at (914) 925-1500. We look forward to your joining the Lillian Vernon Corporation.

Sincerely,


Lillian Vernon
Chairman and Chief Executive Officer

WLS/pdm

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The undersigned represents he is not presently bound by any agreement which would prevent him from accepting employment with the Company. By signing below the undersigned accepts employment with the Company beginning on or about _____________________ under the conditions spelled out above. In the event of a breach of the foregoing, the undersigned agrees to hold the Company harmless, and will indemnify the Company with respect to damages, including legal fees, that the Company may incur.



Dated:___________________________


Accepted and Agreed to:______________________________
                       George Mollo, Jr.


The annexed letter sets forth the terms and conditions of your employment with the Company but is not to be construed as a contract of employment for a fixed period of time, nor is it intended to modify any term or provision of any Company policy or practice.

Dated at _____________________, New York, this __________ day of

_____________________, 1998.


                                       LILLIAN VERNON CORPORATION



_____________________________          By:________________________________
Employee Signature                        Authorized Representative

_____________________________             ________________________________
Date                                      Title

                                          ________________________________
                                          Date